EXHIBIT 10.48

409A Amendment to the

First California Bank

Salary Continuation Agreement and Split

Dollar Agreement for

Richard Glass

First California Bank (“Bank”) and Richard Glass (“Executive”) originally entered into the First California Bank Salary Continuation Agreement (“Agreement”) and the First California Bank Split Dollar Agreement (“SDA”), each on April 25, 2006. Pursuant to Article 7 of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment to the Agreement and the SDA, effective January 1, 2006.

This 409A Amendment is intended to bring the Agreement and the SDA into full compliance with the requirements of Internal Revenue Code Section 409A. Therefore, the following changes shall be made:

1.	Article 1.1 of the Agreement shall be amended to read in its entirety as follows:

“Change of Control” means, a Change in Ownership, a Change in the Effective Control, a Change in Assets or a termination of the Plan and distribution of compensation deferred hereunder within twelve (12) months after any of the foregoing events. For purposes of this Section, “Company” shall include (i) the company for which a Participant is performing services at the time of the Change in Control, (ii) the company liable for the payment of the deferred compensation (or all companies liable if more than one company is liable), or a company that is a majority shareholder of a company identified in (i) or (ii), or any company in a chain of companies in which each company is a majority shareholder of another company in the chain, ending in a company identified in (i) or (ii). The events described in this section will not be considered to occur, with respect to an employee of a participating entity, if a participating entity is sold and the employee of the participating entity continues employment with the Employer subsequent to the sale. The events described in this section have the following meanings:

(a) “Change in Ownership” means the acquisition of stock by any one person or persons acting in concert (a “group”) of the Company, that when added to the stock of the person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. The acquisition of additional stock by any person or group who are already considered to own more than 50% of the stock of the Company shall not constitute a change in ownership of the Company. An increase in the percentage of stock owned by any person or group, as result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b) “Change in the Effective Control” means the occurrence of any of the following events, despite the fact that the Company has not undergone a Change in Ownership as described above:

(i) The acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of ownership of stock of the Company possessing 35% or more of the total voting power of the stock, except if such acquisition is the result of a change in “record ownership” and not a change in “beneficial ownership;”

(ii) The replacement of a majority of the Company’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election; or

(iii) A transaction between the Company and another company resulting in a Change of Control.

(iv) Provided that this section shall not apply to the acquisition of additional control of the Company by any person or group, if that person or group is considered to effectively control the Company prior to the acquisition.

(c) “Change in Assets” means the acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of assets from the Company, that have a total gross fair market value equal to, or more than, 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. A transfer of assets by the Company will not be treated as a Change in Assets if the assets are transferred to any of the following (determined immediately after the transfer):

(i) A shareholder of the Company (as determined, immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;

(iii) A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).

For purposes of this subsection (c), the gross fair market value of assets is the value of the assets of the Company or the value of the assets being disposed of with regard to any liabilities associated with such assets. If assets are transferred to an entity that is controlled by the shareholders of the transferring company immediately after the transfer, there is no Change of Control.

2.	Article 1.3 of the Agreement shall be amended to read in its entirety as follows:

“Disability” means the Executive’s (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

3.	Articles 1.10 and 1.11 of the Agreement shall be renumbered as Articles 1.11 and 1.12, respectively, and Article 1.7 of the SDA shall be renumbered as Article 1.8; the following definition for “Separation from Service” shall be added to the Agreement and to the SDA, numbered as Article 1.10 and 1.7, respectively:

“Separation from Service” means that the Executive has experienced a Termination of Employment. In the event that an Executive continues to provide services considered “significant’ ‘to the Bank, either as an employee or as an independent contractor, a Separation from Service will not be deemed to have occurred. “Significant” services, for purposes of this Agreement, are those where (1) the Executive provides services in the capacity as an employee at an annual rate equal to at least 20 percent of the services rendered during the immediately preceding three full calendar years of employment, and the annual remuneration for such services is equal to at least 20 percent of the average remuneration earned during the immediately preceding three full calendar years of employment (or, if the Executive was employed for less than three years, such lesser period); or (2) the Executive continues to provide services to the Bank in a capacity other than as an employee, and if the Executive provide those services at an annual rate that is at least 50 percent or more of the service rendered, on average, during the final three full calendar years of employment (or, if less, such lesser period) and the annual remuneration for such services is at least 50 percent or more of the average annual remuneration earned during the immediately preceding three full calendar years of employment (or if less, such lesser period). This definition of Separation from Service shall at all times be construed to comply with the rules set forth in the 409A Proposed Regulations, issued September 29, 2005, or any subsequent regulations.

4.	All references in the Agreement and the SDA to “Termination of Employment,” “terminates employment,” or other similar phrases shall be deleted and replaced with the term “Separation from Service” or “Separates from Service,” as appropriate. Notwithstanding the previous sentence, the definition of “Termination of Employment’ ‘in Article 1.11 of the Agreement and Article 1.7 of the SDA shall not be deleted.

5.	A new Article 2.7 shall be added to the Agreement, to read in its entirety as follows:

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Section 409A of the Code and regulations and guidance promulgated thereunder, Executive is considered a “specified employee” under Section 416(i) of the Code. In the event a distribution is delayed pursuant to this Section 2.5, the originally scheduled payments shall be delayed for 6 months, aggregated, and paid in a lump sum on the first day of the seventh month. All other scheduled payments shall be made on the regular schedule, starting with the seventh payment in the seventh month. If the payment is to be made in a lump sum, the entire lump sum shall be delayed for six months and paid in the seventh month.

6.	Article 2.3.2 of the Agreement shall be deleted in its entirety and replaced with the following Article 2.3.2:

Payment of Benefit. The Company shall pay the benefit determined under Section 2.3.1 to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 17 years.

7.	Article 2.5.2 of the Agreement shall be deleted in its entirety and replaced with the following Article 2.5.2:

Payment of Benefit. The Company shall pay the benefit determined under Section 2.5.1 to the Executive in 12 equal monthly installments commencing with the month following the Change of Control, paying the annual benefit to the Executive for a period of 17 years.

8.	The second sentence of Article 2.2 of the SDA shall be amended in it entirety to read as follows: “The Executive shall also have the right to elect and change settlement options that may be permitted under the Policy.”

IN WITNESS WHEREOF, the parties have signed this Amendment on December     , 2008, effective as of the date above written.

FIRST CALIFORNIA BANK

By
Its	Richard Glass

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